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                         October 20, 2022

       Luca Zaramella
       Chief Financial Officer
       Mondelez International, Inc.
       905 West Fulton Market, Suite 200
       Chicago, IL 60607

                                                        Re: Mondelez
International, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 6, 2022
                                                            File No. 001-16483

       Dear Luca Zaramella:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program